Exhibit 99.1

OneSpaWorld Reports Record Third Quarter Fiscal 2024 Results and Increases Fiscal Year Guidance

Total Revenues of $241.7 Million, Income from Operations of $25.0 Million and Adjusted EBITDA of $33.0 Million

Increases Fiscal 2024 Revenues Guidance to $888 - $893 Million from $870 - $890 Million

Increases Fiscal 2024 Adjusted EBITDA Guidance to $110 - $112 Million from $102 - $108 Million

Board Declares Quarterly Dividend of $0.04 Per Share

Nassau, Bahamas, October 30, 2024 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its third quarter and first nine months of fiscal 2024, ended September 30, 2024.

Leonard Fluxman, Executive Chairman, Chief Executive Officer, and President of OneSpaWorld, commented: “We delivered exceptional third quarter results, achieving all-time records for total revenues, income from operations and adjusted EBITDA that once again surpassed our expectations. Based on our performance, continuing momentum and positive outlook across our business, we are increasing annual guidance for the third time this year. Our sustained strong performance continues to evidence the talent of our team to leverage our complex operating model and competitive strengths to deliver outstanding guest experiences for our cruise line and destination resort partners, positioning us well to continue achieving outstanding results for our Company and our partners.

The third quarter included many noteworthy accomplishments,” continued Mr. Fluxman. “We grew total revenue by 12%, income from operations by 48% and adjusted EBITDA by 33%. We generated robust free cash flow, which we invested to reduce our debt, pay our quarterly dividend and repurchase shares as we continue to prioritize bolstering our strong balance sheet, investing in our growth and enhancing value for our shareholders. And we continue to invest across our business to enhance our competitive strengths, innovate our services, products and guest experiences, and leverage our operating systems and experienced staff, to enhance onboard productivity, service mix and retail product attachment rate evidenced by our record maritime operating metrics, including revenue per passenger per day, revenue per staff day, and weekly revenue per ship.”

Mr. Fluxman stated further: “Earlier this month, we issued our inaugural Sustainability and Social Responsibility Report, which highlights our commitment to exemplary care for our employees, outstanding service to our partners and their guests, and responsible stewardship of the environment and communities our Company impacts across the globe. This commitment and our ongoing ability to leverage our industry leading operating platform, integrated growth initiatives and asset-light business model to generate consistently increasing after-tax free cash flow positions us well to deliver continuing strong near-term and long-term operating and financial performance,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, added: “We ended the quarter with a strong balance sheet, including total cash of $50.0 million after repaying $24.6 million of our first lien term loan during the quarter and investing $11.3 million to repurchase our common shares. During the quarter, we further strengthened our balance sheet, replacing our existing first lien term loan with a new $100 million facility, thereby lengthening the debt maturity and lowering our ongoing interest rate. In addition, we added a $50 million revolving loan facility, which was undrawn at quarter end, providing us with $100 million of total liquidity. We move forward with an efficient capital structure and robust cash flow generation that will enable us to invest in continuing to drive long-term growth, together with our dividend and share repurchase programs and debt paydown.”

Mr. Lazarus concluded, “with our strong third quarter performance and a positive outlook, we have increased our fiscal year 2024 guidance. We now expect revenues to increase 12% and adjusted EBITDA to increase 24% at the mid-point of the guidance ranges from fiscal 2023 actual results.”

Third Quarter 2024 Highlights:

•	Total revenues increased 12% to a record $241.7 million compared to $216.3 million in the third quarter of 2023.
•	Income from operations increased 48% to a record $25.0 million compared to $17.0 million in the third quarter of 2023.
•	Adjusted EBITDA increased 33% to a record $33.0 million compared to $24.9 million in the third quarter of 2023.
•

Unlevered after-tax free cash flow increased 28% to a record $31.0 million compared to $24.2 million in the third quarter of 2023. The Unlevered after-tax free cash flow conversion rate was 94% in the third quarter of 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the third quarter with health and wellness centers on 196 ships and an average ship count of 195 for the quarter, compared with 189 ships and an average ship count of 185 ships for the third quarter of 2023.

•

Destination Resort Count: The Company ended the third quarter with 52 destination resort health and wellness centers and an average destination resort count of 52 for the quarter, compared with 54 destination resort health and wellness centers and an average destination resort count of 52 for the third quarter of fiscal 2023.

•	Staff Count: The Company ended the third quarter with 4,204 cruise ship personnel on vessels, compared with 3,927 cruise ship personnel on vessels at the end of the third quarter of 2023.

Liquidity Update:

•	Cash totaled $50.0 million after repaying $24.6 million on our first lien term loan, repurchasing $11.3 million of shares and paying a $4.2 million dividend in the third quarter.
•	The Company expects to continue to generate positive cash flow from operations and after-tax free cash flow in the fourth quarter of fiscal 2024 and for the full fiscal year.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Unlevered after-tax free cash flow, Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Third Quarter Ended September 30, 2024 Compared to September 30, 2023

•
Total revenues were $241.7 million compared to $216.3 million in the third quarter of 2023. The increase primarily was attributable to our average ship count increasing to 195 health and wellness centers onboard ships operating during the quarter compared with our average ship count of 185 health and wellness centers onboard ships operating during the third quarter of 2023, together with continued productivity gains across our operations.
•
Cost of services were $159.6 million compared to $146.1 million in the third quarter of 2023. The increase primarily was attributable to costs associated with increased Service revenues of $194.4 million in the quarter, compared with Service revenues of $175.8 million in the third quarter of 2023.
•
Cost of products were $40.1 million compared to $34.5 million in the third quarter of 2023. The increase primarily was attributable to costs associated with increased Product revenues of $47.3 million in the quarter, compared to Product revenues of $40.4 million in the third quarter of 2023.
•
Net income was $21.6 million, or Net income per diluted share of $0.20, as compared to Net income of $23.4 million or Net income per diluted share of $0.16 in the third quarter of 2023. The change was primarily attributable to a $7.4 million decline in the fair value of warrant liabilities reflected in Other income (expense) and an $8.1 million increase in Income from operations. All warrants were exercised or cancelled prior to the third quarter of 2024 with zero expense incurred during the third quarter of 2024. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the third quarter of 2023 reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. The $8.1 million change in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the quarter.
•
Adjusted net income was $27.3 million, or Adjusted net income per diluted share of $0.26, as compared to Adjusted net income of $22.0 million, or Adjusted net income per diluted share of $0.22, in the third quarter of 2023.
•
Adjusted EBITDA was $33.0 million compared to Adjusted EBITDA of $24.9 million in the third quarter of 2023.
•
Unlevered after-tax free cash flow was $31.0 million compared to $24.2 million in the third quarter of 2023.

Year-to-date September 30, 2024 Compared to September 30, 2023

•
Total revenues were $677.8 million compared to $599.2 million for the nine months ended September 30, 2023. The increase primarily was attributable to our average ship count increasing to 190 health and wellness centers onboard ships operating during the nine months ended September 30, 2024 compared with our average ship count of 178 health and wellness centers onboard ships operating during the nine months ended September 30, 2023, together with continued productivity gains across our operations.
•
Cost of services were $454.4 million compared to $409.6 million in the nine months ended September 30, 2023. The increase primarily was attributable to costs associated with increased Service revenues of $547.5 million in the nine months ended September 30, 2024 from our operating health and wellness centers at sea and on land, compared with Service revenues of $489.2 million in the nine months ended September 30, 2023.
•
Cost of products were $110.8 million compared to $94.9 million in the nine months ended September 30, 2023. The increase primarily was attributable to costs associated with increased Product revenues of $130.4 million in the nine months ended September 30, 2024 from our operating health and wellness centers at sea and on land, compared to Product revenues of $110.0 million in the nine months ended September 30, 2023.

•
Net income was $58.5 million, or Net income per diluted share of $0.56, as compared to Net income of $4.3 million or Net income per diluted share of $0.04 in the nine months ended September 30, 2023. The change was primarily attributable to a $34.4 million positive change in the fair value of warrant liabilities reflected in Other income (expense) and a $19.3 million increase in Income from operations. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the nine months ended September 30, 2024 reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. All warrants were exercised or cancelled prior to the third quarter of 2024. The $19.3 million increase in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the comparative nine month period.
•
Adjusted net income was income of $68.2 million, or Adjusted net income per diluted share of $0.65, compared to Adjusted net income of $49.4 million, or Adjusted net income per diluted share of $0.50, in the nine months ended September 30, 2023.
•
Adjusted EBITDA was $85.4 million compared to Adjusted EBITDA of $65.8 million in the nine months ended September 30, 2023.
•
Unlevered after-tax free cash flow was $78.8 million compared to $62.2 million in the nine months ended September 30, 2023.

Balance Sheet and Cash Flow Highlights

•
Cash at September 30, 2024 was $50.0 million, after giving effect to repayment of $24.6 million in debt, repurchasing $11.3 million of shares and paying a $4.2 million dividend in the third quarter.
•
A new credit agreement including a term loan facility of $100 million and a revolving loan facility of up to $50 million was entered into during the third quarter. The revolving facility remained undrawn at September 30, 2024. Total debt, net of deferred financing costs, was $98.7 million at September 30, 2024, compared with $158.2 million at December 31, 2023.

Q4 2024 and Fiscal Year 2024 Guidance

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Total Revenues	$210-215 million	$888-893 million
Adjusted EBITDA	$25-27 million	$110-112 million

Quarterly Dividend and Share Repurchase Program

The Company also announced today that the Board of Directors approved a quarterly dividend payment of $0.04 per common share payable on December 4, 2024 to shareholders of record as of the close of business on November 20, 2024.

During the third quarter of fiscal 2024, the Company repurchased $11.3 million under its $50 million share repurchase program. As of September 30, 2024, the Company had $38.7 million remaining available under the share repurchase program.

Conference Call Details

A conference call to discuss the third quarter 2024 financial results is scheduled for Wednesday, October 30, 2024, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10193562 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10193562. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, October 30, 2024 until 11:59 p.m. Eastern Time on Wednesday, November 6, 2024. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 197 cruise ships and at 52 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
	2024	2023 (1)	Inc/(Dec)	Inc/(Dec)	2024	2023 (2)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$194,407	$175,849	$18,558	11%	$547,462	$489,204	$58,258	12%
Product revenues	47,289	40,422	6,867	17%	130,351	110,035	20,316	18%
Total revenues	241,696	216,271	25,425	12%	677,813	599,239	78,574	13%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	159,598	146,128	13,470	9%	454,424	409,648	44,776	11%
Cost of products	40,147	34,477	5,670	16%	110,815	94,949	15,866	17%
Administrative	4,238	4,673	(435)	(9)%	13,035	12,762	273	2%
Salary, benefits and payroll taxes	8,556	9,833	(1,277)	(13)%	26,279	27,708	(1,429)	(5)%
Amortization of intangible assets	4,144	4,206	(62)	(1)%	12,431	12,618	(187)	(1)%
Total cost of revenues and operating expenses	216,683	199,317	17,366	9%	616,984	557,685	59,299	11%
Income from operations	25,013	16,954	8,059	48%	60,829	41,554	19,275	46%
OTHER (EXPENSE) INCOME:
Interest expense, net	(2,496)	(3,726)	1,230	33%	(7,672)	(12,688)	5,016	40%
Change in fair value of warrant liabilities	—	7,365	(7,365)	(100)%	7,677	(26,736)	34,413	129%
Total other (expense) income	(2,496)	3,639	(6,135)	(169)%	5	(39,424)	39,429	100%
Income before income tax expense (benefit)	22,517	20,593	1,924	9%	60,834	2,130	58,704	2756%
INCOME TAX EXPENSE (BENEFIT)	966	(2,818)	3,784	134%	2,358	(2,200)	4,558	207%
Net income	$21,551	$23,411	$(1,860)	(8)%	$58,476	$4,330	$54,146	1250%
Net income per voting and non-voting share:
Basic	$0.21	$0.23			$0.56	$0.04
Diluted	$0.20	$0.16			$0.56	$0.04
Weighted average shares outstanding:
Basic	104,884	99,963			103,824	96,975
Diluted	105,587	101,369			104,762	96,975

(1) Diluted EPS includes an adjustment to exclude $7.4 million from net income for the three months ended September 30, 2023, which is attributable to the gain in fair value of the in-the-money warrant liabilities as they were dilutive for this period.

(2) For the nine months ended September 30, 2023, potential common shares under the treasury stock method and the if-converted method were antidilutive because the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in this period between basic and diluted income per share related to stock-based awards and warrants.

	Forecasted
	Q4 2024	FY 2024
Period End Ship Count	198	198
Average Ship Count (1)	186	189
Period End Resort Count	51	51
Average Resort Count (2)	52	52

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Selected Statistics
Period End Ship Count	196	189	196	189
Average Ship Count (1)	195	185	190	178
Average Weekly Revenue Per Ship	$91,019	$84,749	$86,978	$81,444
Average Revenue Per Shipboard Staff Per Day	$602	$587	$579	$568
Period End Resort Count	52	54	52	54
Average Resort Count (2)	52	52	52	50
Average Weekly Revenue Per Resort	$11,860	$13,550	$14,210	$15,269
Capital Expenditures (in thousands)	$1,111	$670	$3,433	$2,871

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income as net income, adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and nine month periods ended 2024 and 2023.

We define Adjusted EBITDA as income from continuing operations before interest expense, income tax expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability or liquidity measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability or liquidity measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the third quarters and year-to-date periods ended September 30, 2024 and 2023 and Adjusted net income per diluted share for the third quarters and year-to-date periods ended September 30, 2024 and 2023 (amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$21,551	$23,411	$58,476	$4,330
Change in fair value of warrant liabilities	—	(7,365)	(7,677)	26,736
Depreciation and amortization (a)	3,761	3,761	11,283	11,283
Stock-based compensation	1,974	2,197	6,163	7,045
Adjusted net income	$27,286	$22,004	$68,245	$49,394
Adjusted net income per diluted share	$0.26	$0.22	$0.65	$0.50
Diluted weighted average shares outstanding	105,587	101,369	104,762	99,180

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income to Adjusted EBITDA and Unlevered after-tax free cash flow for the third quarters and year-to-date periods ended September 30, 2024 and 2023 (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$21,551	$23,411	$58,476	$4,330
Income tax (benefit) expense	966	(2,818)	2,358	(2,200)
Interest expense	2,496	3,726	7,672	12,688
Change in fair value of warrant liabilities	—	(7,365)	(7,677)	26,736
Depreciation and amortization	6,011	5,512	18,090	16,498
Stock-based compensation	1,974	2,197	6,163	7,045
Business combination costs (b)	—	237	293	713
Adjusted EBITDA	$32,998	$24,900	$85,375	$65,810
Capital expenditures	(1,111)	(670)	(3,433)	(2,871)
Cash taxes	(866)	(68)	(3,110)	(746)
Unlevered after-tax free cash flow	$31,021	$24,162	$78,832	$62,193

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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